Item 77I 	Deutsche Core Fixed Income Fund,
Deutsche Multisector Income Fund
(formerly known as Deutsche
Unconstrained Income Fund),
Deutsche Global High Income Fund,
Deutsche Fixed Income Opportunities
Fund, and Deutsche Strategic
Government Securities Fund (each, a
series of Deutsche Income Trust and
each, the "Fund")


Deutsche Strategic Government Securities Fund
Merger
In February 2017, the Board of Trustees of Deutsche
Strategic Government Securities Fund (Acquired Fund) gave approval to a proposal by Deutsche Investment
Management Americas Inc., the advisor of the Acquired
Fund, to effect the merger of the Acquired Fund into Deutsche GNMA Fund, a series of Deutsche Income
Trust (Acquiring Fund). Effective May 19, 2017, the
Acquired Fund merged into the Acquiring Fund. As a result of the merger, shareholders of the Acquired Fund became shareholders of the Acquiring Fund.
Deutsche Core Fixed Income Fund Merger

In July 2017, the Board of Trustees of Deutsche Core
Fixed Income Fund (Acquired Fund) gave approval to a proposal by Deutsche Investment Management
Americas Inc., the advisor of the Acquired Fund, to effect the merger of the Acquired Fund into Deutsche
Core Plus Income Fund (now known as Deutsche Total
Return Bond Fund), a series of Deutsche Portfolio Trust
(Acquiring Fund). Effective October 30, 2017, the
Acquired Fund merged into the Acquiring Fund. As a result of the merger, shareholders of the Acquired Fund became shareholders of the Acquiring Fund.

Class T Shares
Class T shares for Deutsche Core Fixed Income Fund,
Deutsche Fixed Income Opportunities Fund, Deutsche
Global High Income Fund, Deutsche Strategic
Government Securities Fund, and Deutsche
Unconstrained Income Fund (now known as Deutsche
Multisector Income Fund) became effective on February
1, 2017. Class T shares are only available through certain financial intermediaries and are sold with a front-end sales load but no deferred sales charge when shares are sold.
Since February 1, 2017, Deutsche Core Fixed Income
Fund and Deutsche Strategic Government Securities
Fund have merged into other funds, as noted above. As of December 20, 2017, Class T shares were not available for purchase for Deutsche Fixed Income Opportunities
Fund and Deutsche Unconstrained Income Fund (now known as Deutsche Multisector Income Fund). As of
June 5, 2017, Class T shares of Deutsche Global High
Income Fund are available for purchase.